FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT Bancorp Inc. Announces Annual Earnings of $55.9 Million; Declares Cash Dividend

NORWICH, NY (January 22, 2007) - NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the year ended December 31, 2006 was $55.9 million, up 6.7% or $3.5 million from net income of $52.4 million reported for the same period in 2005. Net income per diluted share for the year ended December 31, 2006 was $1.64 per share, compared with $1.60 per share for the same period in 2005. Return on average assets and return on average equity were 1.14% and 14.47%, respectively, for the year ended December 31, 2006, compared with 1.21% and 15.86%, respectively, for the same period in 2005. The increase in net income for the year ended December 31, 2006, was primarily the result of a $5.7 million increase in net interest income and a $6.1 million increase in noninterest income. The aforementioned increases in income were partially offset by a $7.7 million increase in noninterest expense. Results for the year ended December 31, 2006 include $1.8 million in pre-tax salaries and benefits expense related to stock options resulting from the adoption on January 1, 2006, of Statement of Financial Accounting Standard No. 123 (revised 2004) (FAS 123R), “Share-Based Payment,” which requires companies to measure and recognize compensation expense for all share-based payments based on the fair value of those share-based payments. The adoption of FAS 123R lowered diluted earnings per share by $0.03 for the year ended December 31, 2006.

Net income for the three months ended December 31, 2006, was $13.6 million, up 5.0% or $0.6 million from net income of $13.0 million reported for the same period in 2005. Net income per diluted share for the three-month period ended December 31, 2006 was $0.40 per share, equal to $0.40 per share for the same period in 2005. Return on average assets and return on average equity were 1.07% and 13.31%, respectively, for the three months ended December 31, 2006, compared with 1.17% and 15.47%, respectively, for the same period in 2005. The increase in net income for the three months ended December 31, 2006 was primarily the result of a $1.4 million increase in net interest income and a $1.9 million increase in noninterest income. The aforementioned increases in income were partially offset by a $1.7 million increase in noninterest expense and an increase in the provision for loan and lease losses of $0.9 million for the three months ended December 31, 2006, compared with the same period in 2005.

The comparability of financial information is affected by the acquisition of CNB Bancorp, Inc. (“CNB”). Operating results include the operations of CNB from the date of acquisition, which was February 10, 2006.

NBT President and CEO Martin A. Dietrich stated, “While 2006 presented some unique challenges due to the higher interest rate environment, as well as the record flooding that impacted many of our customers and the communities we serve, we can look back on the year and be proud of our accomplishments in the face of adversity. Our dedicated team of employees remained focused on providing great service to our customers by paying attention to the fundamentals of our business. This helped produce another year of record earnings for our company during a most challenging period. While it is likely that the financial services industry will continue to be challenged by the interest rate environment in 2007, we look forward to continuing to strive to be the premier provider of community banking services in the markets we serve, while also delivering shareholder value.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at December 31, 2006 were $15.3 million or 0.45% of total loans and leases compared with $14.3 million or 0.47% of total loans and leases at December 31, 2005. Net charge-offs to average loans and leases for the year ended December 31, 2006, were 0.26%, compared with the 0.23% ratio for the year ended December 31, 2005. The Company’s allowance for loan and lease losses was 1.48% of loans and leases at December 31, 2006, compared with 1.57% at December 31, 2005. The ratio of the allowance for loan and lease losses to nonperforming loans was 330.48% at December 31, 2006, compared with 331.92% at December 31, 2005.

For the year and quarter ended December 31, 2006, the provision for loan and lease losses totaled $9.4 million and $3.5 million, respectively, compared with $9.5 million and $2.6 million, respectively, for the same periods in 2005. Year over year, the provision has remained relatively flat. Potential problem loans have decreased as a percentage of the loan portfolio, offset by an increase in net charge-offs. Primarily as a result of the acquisition of CNB, whose loan portfolio had less inherent risk than NBT, the Allowance for Loan and Lease Losses to Total Loans and Leases decreased from 1.57% at December 31, 2005 to 1.48% at December 31, 2006.

Net Interest Income

Net interest income was up 3.6% to $163.8 million for the year ended December 31, 2006, compared with $158.1 million for the same period a year ago. Despite a decrease in the Company’s fully taxable equivalent (FTE) net interest margin, from 4.01% for the year ended December 31, 2005, to 3.70% for the same period in 2006, the Company experienced an increase in net interest income that was attributable to 13.1% growth in average earning assets. The growth in average earning assets was in large part due to the acquisition of CNB as well as our organic loan growth. The Company’s net interest margin was 3.63% for the quarter ended December 31, 2006, down from 3.97% for the same period in 2005. Despite this decrease, net interest income for the quarter ended December 31, 2006, increased 3.5%, to $41.4 million, from $40.0 million in the same period for 2005, which was attributable to a 14.0% growth in average earning assets in large part due to the acquisition of CNB as well as our organic loan growth. The decline in the net interest margin is due largely to the effect from our borrowings, money market accounts and time deposits repricing in a higher interest rate environment. Earning assets, particularly those tied to a fixed rate, have not realized the benefit of the higher interest rate environment, since yields on earning assets with terms of three years or longer have remained relatively flat during this period. The Company anticipates that margin pressure will persist into the next several quarters, given the flat to inverted yield curve. If the yield curve remains flat or inverted, we expect net interest income to be relatively flat in 2007.

Noninterest Income

Noninterest income for the year ended December 31, 2006 was $48.6 million, up $6.1 million or 14.3% from $42.5 million for the same period in 2005. Fees from service charges on deposit accounts and ATM and debit cards collectively increased $1.6 million from solid growth in demand deposit accounts and debit card base. Retirement plan administration fees for the year ended December 31, 2006 increased $1.1 million, compared with the same period in 2005, as a result of our growing client base. Bank-owned life insurance income for the year ended December 31, 2006 increased $0.3 million, compared with the same period in 2005, primarily due to the acquisition of CNB. Trust administration income increased $0.6 million for the year ended December 31, 2006, compared with the same period in 2005. This increase stems from the increased market value of accounts, an increase in customer accounts as a result of the acquisition of CNB and successful business development. Broker/dealer and insurance revenue for the year ended December 31, 2006 increased $0.8 million in large part due to the growth in brokerage income from retail financial services as well as the addition of Hathaway Insurance Agency as part of the acquisition of CNB. Other noninterest income for the year ended December 31, 2006 increased $1.4 million, compared with the same period in 2005, as a result of a gain on the sale of a branch, an increase in title insurance revenue, and an increase in interest income earned from our payment services vendor. Net securities losses for the year ended December 31, 2006 were $0.9 million, compared with net securities losses of $1.2 million for the year ended December 31, 2005. Excluding the effect of these securities transactions, noninterest income increased $5.7 million, or 13.1%, for the year ended December 31, 2006, compared with the same period in 2005.

Noninterest income for the three months ended December 31, 2006 was $12.3 million, up $1.9 million or 18.2% from $10.4 million for the same period in 2005. Fees from service charges on deposit accounts and ATM and debit cards increased $0.3 million due to demand deposit account growth. Retirement plan administration fees for the three months ended December 31, 2006 increased $0.2 million, compared with the same period in 2005, as our client base grew. Trust administration income increased $0.2 million for the three months ended December 31, 2006, compared with the same period in 2005, stemming from the increased market value of accounts generating greater fees, an increase in customer accounts as a result of the acquisition of CNB and successful business development. For the three months ended December 31, 2006, broker/dealer and insurance revenue increased by $0.5 million, compared with the same period in 2005, due to the growth in brokerage income from retail financial services as well as the addition of Hathaway Insurance Agency. Net securities losses for the three months ended December 31, 2006 were negligible, compared with a $0.5 million loss for the same period of 2005. Excluding the effect of these securities transactions, noninterest income increased $1.3 million or 12.1% for the three months ended December 31, 2006, compared with the same period in 2005.

Noninterest Expense and Income Tax Expense

Noninterest expense for the year ended December 31, 2006 was $123.0 million, up from $115.3 million for the same period in 2005. Office expenses, such as supplies and postage, occupancy, equipment and data processing and communications charges, increased by $2.1 million for the year ended December 31, 2006, compared with the same period in 2005. This 6.2% increase resulted primarily from the acquisition of CNB Bancorp on February 10, 2006. Salaries and employee benefits increased $2.9 million for the year ended December 31, 2006 over the same period in 2005. This increase was due primarily to the adoption of FAS 123R in 2006, which contributed $1.8 million to the increase in salaries and employee benefits, as well as higher salaries from merit increases and the acquisition of CNB. Professional fees and services increased $1.7 million for the year ended December 31, 2006, compared with the same period in 2005. Legal fees incurred in 2006 increased over 2005 because the Company was reimbursed during the second quarter of 2005 for legal fees associated with a prior litigation. Item processing fees during the year ended December 31, 2006 increased over the same period in 2005 because the Company outsourced a portion of its item processing work as a result of flood-related damage to one of its processing centers. Amortization expense increased $1.1 million for the year ended December 31, 2006 over the same period in 2005. This increase was due primarily to the acquisition of CNB. Loan collection and other real estate owned expenses increased $0.3 million for the year ended December 31, 2006 over the same period in 2005. This increase was due primarily to an increase in the number of foreclosures in 2006 as compared to 2005. Other operating expense for the year ended December 31, 2006 decreased $0.4 million compared with the same period in 2005, primarily due to flood-related insurance recoveries. Income tax expense for the year ended December 31, 2006 was $24.2 million, up from $23.5 million for the same period in 2005. The effective rate for the year ended December 31, 2006 was 30.2%, down from 30.9% for the same period in 2005. The decrease in the effective tax rate for the year ended December 31, 2006 versus the same period in 2005 resulted primarily from an increase in interest income from tax-exempt sources.

Noninterest expense for the three months ended December 31, 2006 was $30.9 million, up from $29.1 million for the same period in 2005. Salaries and employee benefits for the three months ended December 31, 2006 increased $1.3 million over the same period in 2005, mainly from the adoption of FAS 123R, higher salaries from merit increases, and the acquisition of CNB. Professional fees and services increased $0.9 million for the three months ended December 31, 2006, compared with the same period in 2005. This increase was due to several factors, including an increase in courier service expenses due to the acquisition of CNB as well as increasing transportation costs. Item processing fees during the period increased because the Company outsourced a portion of its item processing work as a result of flood-related damage to one of its processing centers. Amortization expense increased $0.2 million for the three months ended December 31, 2006, over the same period in 2005. This increase was due primarily to the acquisition of CNB. Loan collection and other real estate-owned expenses increased $0.4 million for the three months ended December 31, 2006, compared with the same period in 2005. This increase was due primarily to an increase in the number of foreclosures in 2006 compared with 2005. In addition, the Company was able to recoup foreclosure-related expenses from borrowers in 2005 because properties were sold prior to foreclosure during the period. Other operating expense for the three months ended December 31, 2006 decreased $1.2 million compared with the same period in 2005. Contributing to this decrease were expenses incurred in the 4th quarter of 2005 related to branch closings in anticipation of the CNB acquisition. Income tax expense for the three months ended December 31, 2006 was $5.7 million, equivalent to the income tax expense of $5.7 million for the three months ended December 31, 2005. The effective rate for the three months ended December 31, 2006 was 29.6%, down from 30.5% for the same period in 2005. The decrease in the effective tax rate for the three months ended December 31, 2006 versus the same period in 2005 resulted primarily from an increase in interest income from tax-exempt sources.

Balance Sheet

Total assets were $5.1 billion at December 31, 2006, up $0.7 billion from $4.4 billion at December 31, 2005. Loans and leases increased $0.4 billion or 12.9% from $3.0 billion at December 31, 2005, to $3.4 billion at December 31, 2006, due in large part to the acquisition of CNB and growth from consumer and commercial loan products. Total deposits were $3.8 billion at December 31, 2006, up 20.1% from the same period at December 31, 2005, also due in large part to the acquisition of CNB. Stockholders’ equity was $403.8 million, representing total equity to total assets of 7.94% at December 31, 2006, compared with $333.9 million or a total equity to total asset ratio of 7.54% at December 31, 2005. In addition, the Company adopted Statement of Financial Accounting Standard No. 158 (FAS 158) “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” as of December 31, 2006, resulting in a decrease in total equity of $7.4 million. This adoption did not affect regulatory capital ratios at December 31, 2006.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 766,004 shares of its common stock during the year ended December 31, 2006, for a total of $17.1 million at an average price of $22.34 per share. For the three months ended December 31, 2006, the Company did not purchase any shares of its common stock. At December 31, 2006, there were 737,147 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a fourth-quarter cash dividend of $0.19 per share at a meeting held today. The dividend will be paid on March 15, 2007, to shareholders of record as of March 1, 2007.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.1 billion at December 31, 2006. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 118 locations, including 80 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT's control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

	NBT Bancorp Inc. and Subsidiaries SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended December 31,
Net Income	$13,648	$12,995	$653	5%
Diluted Earnings Per Share	$0.40	$0.40	$0.00	0%
Weighted Average Diluted
Common Shares Outstanding	34,402,113	32,556,147	1,845,966	6%
Return on Average Assets (1)	1.07%	1.17%	-0.10%	-9%
Return on Average Equity (1)	13.31%	15.47%	-2.16%	-14%
Net Interest Margin (2)	3.63%	3.97%	-0.34%	-9%

Twelve Months Ended December 31,
Net Income	$55,947	$52,438	$3,509	7%
Diluted Earnings Per Share	$1.64	$1.60	$0.04	2%
Weighted Average Diluted
Common Shares Outstanding	34,206,070	32,710,425	1,495,645	5%
Return on Average Assets	1.14%	1.21%	-0.07%	-6%
Return on Average Equity	14.47%	15.86%	-1.39%	-9%
Net Interest Margin (2)	3.70%	4.01%	-0.31%	-8%

Asset Quality	December 31, 2006	December 31, 2005
Nonaccrual Loans	$13,665	$13,419
90 Days Past Due and Still Accruing	$1,642	$878
Total Nonperforming Loans	$15,307	$14,297
Other Real Estate Owned (OREO)	$389	$265
Total Nonperforming Assets	$15,696	$14,562
Allowance for Loan and Lease Losses	$50,587	$47,455
Year-to-Date (YTD) Net Charge-Offs	$8,673	$6,941
Allowance for Loan and Lease Losses to Total Loans and Leases	1.48%	1.57%
Total Nonperforming Loans to Total Loans and Leases	0.45%	0.47%
Total Nonperforming Assets to Total Assets	0.31%	0.33%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	330.48%	331.92%
Annualized Net Charge-Offs to YTD Average Loans and Leases	0.26%	0.23%

Capital
Equity to Assets	7.94%	7.54%
Book Value Per Share	$11.79	$10.34
Tangible Book Value Per Share	$8.42	$8.75
Tier 1 Leverage Ratio	7.57%	7.16%
Tier 1 Capital Ratio	10.42%	9.80%
Total Risk-Based Capital Ratio	11.67%	11.05%

Quarterly Common Stock Price	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31	$23.90	$21.02	$25.66	$21.48	$23.00	$21.21
June 30	$23.24	$21.03	24.15	20.10	23.18	19.92
September 30	$24.57	$21.44	25.50	22.79	24.34	21.02
December 31	$26.47	$22.36	23.79	20.75	26.84	21.94

(1) Annualized
(2) Calculated on a FTE basis

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)
	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)
Balance Sheet as of December 31,
Loans and Leases	$3,412,654	$3,022,657	$389,997	13%
Earning Assets	$4,712,085	$4,129,350	$582,735	14%
Total Assets	$5,087,572	$4,426,773	$660,799	15%
Deposits	$3,796,238	$3,160,196	$636,042	20%
Stockholders’ Equity	$403,817	$333,943	$69,874	21%

Average Balances
Quarter Ended December 31,
Loans and Leases	$3,394,024	$3,012,561	$381,463	13%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,119,271	$965,742	$153,529	16%
Securities Held To Maturity	$136,511	$92,054	$44,457	48%
Regulatory Equity Investment	$36,995	$39,277	($2,282)	-6%
Short-Term Interest Bearing Accounts	$7,492	$7,676	($184)	-2%
Total Earning Assets	$4,694,293	$4,117,310	$576,983	14%
Total Assets	$5,064,116	$4,393,140	$670,976	15%
Interest Bearing Deposits	$3,206,084	$2,602,145	$603,939	23%
Non-Interest Bearing Deposits	$625,301	$571,999	$53,302	9%
Short-Term Borrowings	$294,750	$396,077	($101,327)	-26%
Long-Term Borrowings	$471,149	$439,798	$31,351	7%
Total Interest Bearing Liabilities	$3,971,983	$3,438,020	$533,963	16%
Stockholders’ Equity	$406,771	$333,450	$73,321	22%

Average Balances
Twelve Months Ended December 31,
Loans and Leases	$3,302,080	$2,959,256	$342,824	12%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,110,405	$954,461	$155,944	16%
Securities Held To Maturity	$115,636	$88,244	$27,392	31%
Regulatory Equity Investment	$39,437	$37,607	$1,830	5%
Short-Term Interest Bearing Accounts	$8,116	$7,298	$818	11%
Total Earning Assets	$4,575,674	$4,046,866	$528,808	13%
Total Assets	$4,925,070	$4,326,155	$598,915	14%
Interest Bearing Deposits	$3,054,006	$2,615,833	$438,173	17%
Non-Interest Bearing Deposits	$614,055	$543,077	$70,978	13%
Short-Term Borrowings	$331,255	$353,644	($22,389)	-6%
Long-Term Borrowings	$485,031	$430,487	$54,544	13%
Total Interest Bearing Liabilities	$3,870,292	$3,399,964	$470,328	14%
Stockholders’ Equity	$386,553	$330,676	$55,877	17%

NBT Bancorp Inc. and Subsidiaries Consolidated Balance Sheets (unaudited)	December 31, 2006	December 31, 2005
(in thousands)

ASSETS
Cash and due from banks	$130,936	$134,501
Short term interest bearing accounts	7,857	7,987
Securities available for sale, at fair value	1,106,322	954,474
Securities held to maturity (fair value of $136,287 and $93,701 at December 31, 2006 and December 31, 2005)	136,314	93,709
Federal Reserve and Federal Home Loan Bank stock	38,812	40,259
Loans and leases	3,412,654	3,022,657
Less allowance for loan and lease losses	50,587	47,455
Net loans and leases	3,362,067	2,975,202
Premises and equipment, net	66,982	63,693
Goodwill	103,356	47,544
Intangible assets, net	11,984	3,808
Bank owned life insurance	41,783	33,648
Other assets	81,159	71,948
TOTAL ASSETS	$5,087,572	$4,426,773

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$646,377	$593,422
Savings, NOW, and money market	1,566,557	1,325,166
Time	1,583,304	1,241,608
Total deposits	3,796,238	3,160,196
Short-term borrowings	345,408	444,977
Long-term debt	417,728	414,330
Trust preferred debentures	75,422	23,875
Other liabilities	48,959	49,452
Total liabilities	4,683,755	4,092,830

Total stockholders' equity	403,817	333,943

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,087,572	$4,426,773

NBT Bancorp Inc. and Subsidiaries	Three months ended December 31,		Twelve months ended December 31,
Consolidated Statements of Income (unaudited)	2006	2005	2006	2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$60,795	$50,726	$230,042	$189,714
Securities available for sale	13,296	10,544	51,599	41,120
Securities held to maturity	1,409	913	4,730	3,407
Other	517	575	2,471	2,126
Total interest, fee and dividend income	76,017	62,758	288,842	236,367
Interest expense:
Deposits	25,652	14,352	87,798	49,932
Short-term borrowings	3,572	3,911	15,448	10,984
Long-term debt	4,091	4,098	17,063	16,114
Trust preferred debentures	1,277	375	4,700	1,226
Total interest expense	34,592	22,736	125,009	78,256
Net interest income	41,425	40,022	163,833	158,111
Provision for loan and lease losses	3,484	2,596	9,395	9,464
Net interest income after provision for loan and lease losses	37,941	37,426	154,438	148,647
Noninterest income:
Trust	1,387	1,234	5,629	5,029
Service charges on deposit accounts	4,418	4,340	17,590	16,894
ATM and debit card fees	1,764	1,587	7,086	6,162
Broker/dealer and insurance revenue	1,037	527	3,936	3,186
Net securities gains (losses)	30	(546)	(875)	(1,236)
Bank owned life insurance income	425	342	1,629	1,347
Retirement plan administration fees	1,424	1,212	5,536	4,426
Other	1,847	1,736	8,098	6,741
Total noninterest income	12,332	10,432	48,629	42,549
Noninterest expense:
Salaries and employee benefits	15,166	13,863	62,877	60,005
Office supplies and postage	1,418	1,222	5,330	4,628
Occupancy	2,739	2,689	11,518	10,452
Equipment	2,069	2,120	8,332	8,118
Professional fees and outside services	2,502	1,584	7,761	6,087
Data processing and communications	2,466	2,548	10,454	10,349
Amortization of intangible assets	389	142	1,649	544
Loan collection and other real estate owned	629	278	1,351	1,002
Other operating	3,504	4,703	13,694	14,120
Total noninterest expense	30,882	29,149	122,966	115,305
Income before income taxes	19,391	18,709	80,101	75,891
Income taxes	5,743	5,714	24,154	23,453
Net income	$13,648	$12,995	$55,947	$52,438
Earnings Per Share:
Basic	$0.40	$0.40	$1.65	$1.62
Diluted	$0.40	$0.40	$1.64	$1.60

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	4Q 2006	3Q 2006	2Q 2006	1Q 2006	4Q 2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$60,795	$59,329	$57,085	$52,833	$50,726
Securities available for sale	13,296	13,342	13,084	11,877	10,544
Securities held to maturity	1,409	1,293	1,043	985	913
Other	517	724	619	611	575
Total interest, fee and dividend income	76,017	74,688	71,831	66,306	62,758
Interest expense:
Deposits	25,652	24,052	20,869	17,225	14,352
Short-term borrowings	3,572	3,828	4,111	3,937	3,911
Long-term debt	4,091	4,603	4,227	4,142	4,098
Trust preferred debentures	1,277	1,285	1,255	883	375
Total interest expense	34,592	33,768	30,462	26,187	22,736
Net interest income	41,425	40,920	41,369	40,119	40,022
Provision for loan and lease losses	3,484	2,480	1,703	1,728	2,596
Net interest income after provision for loan and lease losses	37,941	38,440	39,666	38,391	37,426
Noninterest income:
Trust	1,387	1,425	1,459	1,358	1,234
Service charges on deposit accounts	4,418	4,460	4,493	4,219	4,340
ATM and debit card fees	1,764	1,888	1,789	1,645	1,587
Broker/dealer and insurance fees	1,037	1,024	967	908	527
Net securities gains (losses)	30	7	22	(934)	(546)
Bank owned life insurance income	425	431	392	381	342
Retirement plan administration fees	1,424	1,450	1,431	1,231	1,212
Other	1,847	1,832	2,003	2,416	1,736
Total noninterest income	12,332	12,517	12,556	11,224	10,432
Noninterest expense:
Salaries and employee benefits	15,166	15,628	16,335	15,748	13,863
Office supplies and postage	1,418	1,275	1,456	1,181	1,222
Occupancy	2,739	3,044	2,747	2,988	2,689
Equipment	2,069	2,040	2,067	2,156	2,120
Professional fees and outside services	2,502	1,627	1,800	1,832	1,584
Data processing and communications	2,466	2,637	2,649	2,702	2,548
Amortization of intangible assets	389	471	466	323	142
Loan collection and other real estate owned	629	222	289	211	278
Other operating	3,504	2,974	3,885	3,331	4,703
Total noninterest expense	30,882	29,918	31,694	30,472	29,149
Income before income taxes	19,391	21,039	20,528	19,143	18,709
Income taxes	5,743	6,497	6,359	5,555	5,714
Net income	$13,648	$14,542	$14,169	$13,588	$12,995
Earnings per share:
Basic	$0.40	$0.43	$0.41	$0.41	$0.40
Diluted	$0.40	$0.43	$0.41	$0.40	$0.40